NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 12, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 26, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the corporate restructuring (via merger) of Grupo Financiero Santander Mexico, S.A.B. de C.V., which became effective on January 26, 2018, each American Depository Share (each representing five Series B shares), was exchanged for one (new) American Depository Share (each representing five Series B shares) of Banco Santander (Mexico), S.A., Institucion de Banca Multiple, Grupo Financiero Santander Mexico. This Form 25 is being filed soley in connection with the discontinuation of the trading on the NYSE of Grupo Financiero Santander Mexico, S.A.B. de C.V. and does not affect the continued listing on the NYSE of the Banco Santander (Mexico), S.A., Institucion de Banca Multiple, Grupo Financiero Santander Mexico American Depository Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on January 29, 2018.